For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS

SEGUIN, Texas, August 2, 2023 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2023.

Highlights for the Quarter

•Net sales of $440.7 million, up 11.2%
◦Vegetation Management net sales of $261.3 million, up 2.5%
◦Industrial Equipment net sales of $179.3 million, up 27.0%
•Income from operations of $54.4 million, up 32.9%
•Net income of $36.4 million, or $3.03 per diluted share, up 26.8%
•Trailing twelve-month EBITDA of $230.4 million, up 17.6% from full year 2022(1)
•Backlog of $891.2 million, slightly down compared to prior year second quarter-end

Results for the Quarter

Record second quarter 2023 net sales of $440.7 million increased 11.2% compared to $396.2 million in the second quarter of 2022. Gross margin improved in the quarter versus the second quarter of 2022 by $18.4 million or 18.4%. Second quarter net income improved 27.8% to $36.4 million, or $3.03 per diluted share, compared to net income of $28.5 million, or $2.39 per diluted share in the second quarter of 2022. The Company’s backlog at the end of the second quarter was $891.2 million, slightly down versus the backlog at the end of the second quarter of 2022, and was also down 11.5% compared to the Company's backlog at the end of calendar year 2022.

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS Page 2

The record results reported for the quarter were achieved through a combination of effective price management, improvement in supply chain and higher manufacturing throughput. These positive results were achieved despite persistent supply chain challenges, tight labor markets, and to a lesser extent, negative currency impacts.
Results by Division
Vegetation Management
The Vegetation Management Division’s second quarter net sales were $261.3 million, up 2.5% compared to $255.0 million for the same period in 2022. The increase in net sales was driven by strong shipments of forestry, tree care and governmental mowing products in North America, Europe and the UK. For the first six months of 2023, net sales in this Division were $517.8 million, compared to $476.0 million for the first six months of 2022, up 8.8%. The increase in net sales was driven by strong retail demand for forestry, tree care, agricultural and governmental mowing products in North America and Europe.

The Division's operating income for the second quarter 2023 was $35.6 million, up 8.4% compared to $32.8 million for the second quarter of 2022. For the first six months of 2023, operating income was $72.1 million versus $51.1 million for the first six months of 2022, an increase of 41.0%. The Division's performance benefited from improved pricing and effective cost controls, despite ongoing supply chain issues, continued labor shortages and currency translation effects. Outstanding performance in the Division's North American operations was complemented by strong results in the United Kingdom, France, Australia and to a lesser extent Brazil during the quarter.
Industrial Equipment
The Industrial Equipment Division’s second quarter 2023 net sales were $179.3 million, up 27.0% compared to $141.2 million for the same period in 2022. The increase was attributable to higher sales in all product lines with vacuum trucks, snow removal equipment, as well as sweepers and debris collectors leading the way. For the first six months of 2023, net sales in this Division were $334.7 million, compared to $282.2 million for the first six months of 2022, an 18.6% increase. Strong net sales of excavators, snow removal equipment, street sweepers and vacuum trucks were the primary reasons for the increase.

The Division’s operating income for the second quarter of 2023 was $18.8 million compared to $8.1 million for the second quarter of 2022, an increase of 131.9%. For the first six months of 2023, operating income was $31.3 million compared to $18.9 million for the first six months of 2022, an increase of 65.8%. Supply chain issues improved during the first six months of 2023, however, the Division continued to have constraints on labor availability.

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS Page 3

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer commented, “Our second quarter results validated our expectation for further improvement in our operations, and once again marked the best quarter in Company history. Notably better supply chain performance supported higher sales, while moderated cost inflation, and improved efficiencies supported margin expansion. Gross margin percent relative to net sales improved 160 basis points compared to the second quarter of 2022. This was driven by price discipline over the past year, stabilized manufacturing flows and improved capacity utilization. Overall, it was an excellent quarter, with the Company delivering 12.3% operating income. Further demonstrating consistent execution of key strategic initiatives by our teams, we’re extremely pleased that through the first six months of 2023 the Company's Operating income has exceeded our 12% operating income target that we established in early 2022.

“Conditions in our markets remained relatively strong during the second quarter. Activity in our governmental and industrial contractor segments remained at a high level in the UK, Europe and North America. In North America, however, further softening in the hobby farm and ranch segment was evident. Order bookings were down 9% compared to the solid pace in the second quarter of 2022. The decline in bookings was related primarily to lower orders for forestry and tree care equipment, and mowers and other tractor attachments for hobby farm and ranch customers in North America. Vegetation management equipment orders from governmental customers increased nicely. Second quarter bookings in our Industrial Equipment Division were flat compared to the second quarter of 2022 although market activity remained strong. Higher orders for excavators and vacuum trucks were offset by somewhat lower orders for sweepers and snow removal equipment compared to the same period last year. Consolidated order backlog of $891 million was essentially unchanged versus the prior year's second quarter.

“As we anticipated, supply chain performance improved for the first six months of 2023. Truck chassis receipts improved again, as expected, but shortages of other industrial components including diesel engines and hydraulic fittings continued. We were able to complete manufacturing of additional machines that had been partially assembled previously, but we continued to have delays in key components which limited improvement in manufacturing efficiency.

“Moving forward, our outlook for the next several quarters remains positive. We expect that the trends evident in our results during the first half of this year will continue for the remainder of 2023. Our backlog remains very strong, and we anticipate continued, positive pricing contribution in the coming quarters. We also expect that several key trends that were evident this quarter, namely better supply chain performance, slowing inflation and sequential improvement of operational performance will continue for

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS Page 4

the foreseeable future. Our conservative approach to spending will also continue given the economic uncertainty that remains clear.

“Our longer-term outlook is a bit more cautious. We believe that the somewhat softer order activity we experienced in Vegetation Management this quarter was at least partly due to dealer concerns over rising inventories and higher interest rates. The drought in many areas of North America and Europe is expected to continue to adversely impact sales of mowers, agricultural attachments and related replacement parts for the remainder of 2023. U.S. net farm income is forecast to decline this year for the first time in several years, although it is expected to remain at historically high levels. A weakening U.S. housing market and rising biomass feedstock input costs are expected to continue to pressure margins for wood pellet producers and could indicate a more cautious near-term outlook for the forestry segment.

"More positively, the outlook for our governmental customers, who represent the majority of Company sales, remains quite positive. U.S. state finances remain in excellent shape, with historically elevated revenues, and healthy rainy-day funds. U.S. municipal finances also remain in good condition as tax receipts have risen in recent years due to asset price inflation. The longer-term outlook for municipalities is somewhat less bullish, as declining home prices will eventually result in lower property tax receipts. However, on balance, the financial condition of most governmental agencies appears to be quite good in both North America and Europe.

"I want to take this opportunity to thank all of our employees for their exceptional dedication as well as our many suppliers, who worked in close coordination with us to achieve these results. I would also like to thank our dealers and customers who have continued to support our company, and our family of well-known brands.

“In summary, given the continued strength and durability of our markets, our large and healthy backlog, and the strength of our balance sheet, we remain optimistic about the Company’s prospects for the remainder of 2023 and beyond."

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS Page 5

Earnings Conference Call
The Company will host a conference call to discuss the results on Thursday, August 3, 2023 at 9:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 1-866-886-7786 (domestic) or 1-416-764-8658 (international). For interested individuals unable to join the call, a replay will be available until Thursday, August 10, 2023, by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (internationally), passcode 97441743.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events and Presentations”) on Thursday, August 3, 2023 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 27 plants in North America, Europe, Australia and Brazil as of June 30, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

ALAMO GROUP ANNOUNCES RECORD 2023 SECOND QUARTER SALES AND EARNINGS Page 6

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, new or unanticipated effects of the COVID-19 pandemic, geopolitical risks, including effects of the war in Ukraine, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$112,061	$75,894
Accounts receivable, net	378,675	306,967
Inventories	369,319	352,915
Other current assets	11,916	12,527
Total current assets	871,971	748,303

Rental equipment, net	36,375	31,168

Property, plant and equipment	163,434	153,907

Goodwill	197,445	196,068
Intangible assets	164,376	178,781
Other non-current assets	24,158	24,149

Total assets	$1,457,759	$1,332,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$116,287	$107,003
Income taxes payable	11,284	1,498
Accrued liabilities	72,266	66,100
Current maturities of long-term debt and finance lease obligations	15,008	15,015
Total current liabilities	214,845	189,616

Long-term debt, net of current maturities	332,576	356,149
Long-term tax liability	2,464	2,444
Other long-term liabilities	22,804	24,642
Deferred income taxes	19,128	23,083

Total stockholders’ equity	865,942	736,442

Total liabilities and stockholders’ equity	$1,457,759	$1,332,376

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net sales:
Vegetation Management	$261,346	$255,003	$517,781	$476,009
Industrial Equipment	179,348	141,211	334,684	282,210
Total net sales	440,694	396,214	852,465	758,219

Cost of sales	322,620	296,497	621,884	571,861
Gross margin	118,074	99,717	230,581	186,358
	26.8%	25.2%	27.0%	24.6%

Selling, general and administration expense	59,858	55,009	119,526	108,644
Amortization expense	3,824	3,792	7,639	7,679
Income from operations	54,392	40,916	103,416	70,035
	12.3%	10.3%	12.1%	9.2%

Interest expense	(6,837)	(3,189)	(12,777)	(5,836)
Interest income	357	57	740	129
Other income (expense)	(1,046)	(134)	(44)	(1,886)

Income before income taxes	46,866	37,650	91,335	62,442
Provision for income taxes	10,492	9,178	21,612	15,500

Net Income	$36,374	$28,472	$69,723	$46,942

Net income per common share:

Basic	$3.05	$2.39	$5.85	$3.95

Diluted	$3.03	$2.39	$5.82	$3.94

Average common shares:
Basic	11,921	11,880	11,910	11,870

Diluted	11,993	11,938	11,977	11,927

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$261,346	$255,003	2.5%	$(614)	(0.2)%
Industrial Equipment	179,348	141,211	27.0%	(1,165)	(0.8)%
Total net sales	$440,694	$396,214	11.2%	$(1,779)	(0.4)%

	Six Months Ended June 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$517,781	$476,009	8.8%	$(5,882)	(1.2)%
Industrial Equipment	334,684	282,210	18.6%	(3,183)	(1.1)%
Total net sales	$852,465	$758,219	12.4%	$(9,065)	(1.2)%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	June 30, 2023	June 30, 2022	Net Change

Current maturities	$15,008	$15,015
Long-term debt,net of current	332,576	356,149
Total debt	$347,584	$371,164

Total cash	112,061	75,894
Total Debt Net of Cash	$235,523	$295,270	$(59,747)

EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	December 31, 2022

Income from operations	$103,416	$70,035	$181,973	$148,592
Depreciation	15,529	14,413	32,528	31,412
Amortization	7,990	8,013	15,921	15,944
EBITDA	$126,935	$92,461	$230,422	$195,948